Filed Pursuant to Rule 424(b)(3)
Registration No. 333-68875

PROSPECTUS SUPPLEMENT

To Prospectus dated December 23, 1998

and supplemented by Prospectus Supplements dated January 26, 1999, February 1, 1999,
February 5, 1999, February 26, 1999, March 16, 1999, July 9, 1999, October 18, 1999,
January 4, 2000, January 13, 2000, and January 20, 2000 of

AMERICAN EAGLE OUTFITTERS, INC.

      On January 21, 2000, S.H.D. Investments, LLC (“SHD”) sold 10,000 shares of common stock. The shares were sold by SHD in an open market transaction as follows: 900 shares at $37.31 per share, 100 shares at $37.25 per share, 1,000 shares at $37.00 per share, 1,000 shares at $36.75 per share, 1,000 shares at $36.38 per share, 1,000 shares at $36.50 per share, 3,000 shares at $36.00 per share, 600 shares at $35.75 per share, 100 shares at $35.50 per share, 800 shares at $35.44 per share, and 500 shares at $35.38 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by SHD of a commission of $.07 per share.

      On January 25, 2000, SHD sold 9,000 shares of common stock. The shares were sold by SHD in an open market transaction as follows: 6,500 shares at $36.00 per share, 1,900 shares at $36.06 per share, and 600 shares at $36.12 per share. These sales were effected by Prudential Securities Incorporated, as agent, with the payment by SHD of a commission of $.07 per share. Immediately following these sales, SHD beneficially owned 130,000 shares.

      On January 28, 2000, the closing price per share on the Nasdaq National Market was $35.09.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares or passed upon the adequacy of this prospectus. Any representation to contrary is a criminal offense.

      The date of this Prospectus Supplement is January 31, 2000.